Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of May 10, 2011, is by and among Coastal Credit, L.L.C., a Virginia limited liability company (the “Company”), White River Capital, Inc., an Indiana corporation (“WRC”), and William E. McKnight (“Executive”).

WHEREAS, Executive has served as the President and Chief Executive Officer of the Company, which is a wholly owned subsidiary of WRC; and

WHEREAS, the Company, WRC, and Executive entered into an Employment Agreement dated as of May 18, 2009, which was effective as of January 1, 2009 (the “Employment Agreement”); and

WHEREAS, Executive continues to be an integral part of the management of the Company, and the parties hereto believe that it is critical to the continued success of the Company that Executive continue to be employed with the Company as its President and Chief Executive Officer; and

WHEREAS, the parties hereto desire to make certain modifications to the Employment Agreement to reaffirm the parties’ mutual commitment to each other and in recognition of Executive’s significant position within the Company and WRC.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree that the Employment Agreement shall be, and it hereby is, amended as follows:

1. Term.  Section 4 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“4.           Term.  Executive’s employment as the President and Chief Executive Officer of the Company under this Agreement shall be for the period commencing on the Effective Date and terminating five years after the Effective Date (the “Term”) unless earlier terminated due to a Separation from Service.  The Term shall be automatically renewed for successive one-year periods (each a “Renewal Term,” with the Term and any Renewal Terms collectively referred to herein as the “Term”), unless at least ninety (90) days prior to the end of the Term or any Renewal Term, either the Executive or WRC, by a written notice delivered to the other party, elects not to have the Term automatically extended.”

2.           Salary/Bonus.  Sections 7(a) and (c) of the Employment Agreement are hereby amended and restated in their entirety to read as follows:

“(a)           The Company shall pay to Executive an aggregate annual base salary at the rate of $400,000, payable in accordance with the Company’s regular payroll procedures; provided that, effective as of January 1, 2012, the Company shall pay to Executive an aggregate annual base salary at the rate of $450,000.

The Company shall review possible increases in Executive’s base salary at least annually, with any such increases subject to the determination of WRC as directed by the WRC Board.

. . . . .

(c)           In addition, simultaneously with the execution of this Amendment, the Company, WRC, and Executive shall execute an amended and restated long-term cash incentive award agreement, in the form of attached Exhibit A.  This amended and restated award agreement provides that on each of January 1, 2012, January 1, 2013, and January 1, 2014 (each a “Vesting Date”), Executive shall receive a cash payment from the Company equal to the value of 33,333.33 shares of WRC common stock, the value of which shall be determined based on the mean of the Fair Market Value (as defined in the WRC Incentive Stock Plan, as existing on the date of this Agreement) of a share of WRC common stock for the 20 trading days immediately preceding the Vesting Date (the “Long-Term Cash Incentive Award”).”

3.           Termination Not for Cause, For Good Reason.  Section 12(d)iii. of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“iii.           If the Date of Termination is prior to January 1, 2014, to the extent Executive’s benefits under the Long-Term Cash Incentive Award provided for in Section 7(c) have not yet vested at the Date of Termination, such benefit shall accelerate and fully vest.”

4.           Retirement or Executive’s Non-Renewal.  Section 12(e) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(e)           If Executive suffers a Separation from Service due to his Retirement or due to a termination of this Agreement by reason of the Executive’s notice of non-renewal as provided in Section 4 hereof, then Executive shall be entitled to receive the following: (1) any unpaid base salary through the Date of Termination; (2) the bonus due to Executive under Section 7(b) for the period ending on the Date of Termination; (3) if such Separation from Service occurs prior to January 1, 2014, a pro rata portion of the annual increment of Executive’s Long-Term Cash Incentive Award that would otherwise vest for such year, if any, based on the number of months, including portions thereof, during which Executive was employed during the fiscal year in which he suffered the Separation from Service; (4) a cash payment from the Company in the amount of $300,000; and (5) the compensation and benefits provided for in Section 12(d)(ii) (for the purpose of this paragraph, the parenthetical reference in Section 12(d)(ii) to the exclusion of the annual performance bonus described in Section 7(b) shall be disregarded).”

5.           The first sentence of Section 12(g) of the Employment Agreement is hereby amended by deleting the reference to “this Section 12” and replacing it with “Section 12(f).”

The last sentence of Section 12(g) of the Employment Agreement is hereby amended by deleting the word “This” therein.

6.           Defined Terms.  All capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Employment Agreement.

7.           Counterparts.  This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same instrument.

8.           Miscellaneous.  Except as specifically amended by the terms of this Amendment, all other terms and conditions of the Employment Agreement are and shall remain in full force and effect for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Coastal Credit, L.L.C.

/s/ Nina T. White
By: Nina T. White
Title: Authorized Person

White River Capital, Inc.

/s/ John M. Eggemeyer, III
By: John M. Eggemeyer, III
Title: Chief Executive Officer

/s/ William E. McKnight
William E. McKnight

EXHIBIT A

AMENDED AND RESTATED TERMS OF LONG-TERM CASH INCENTIVE AWARD

This AMENDED AND RESTATED TERMS OF LONG-TERM CASH INCENTIVE AWARD, dated as of May 10, 2011, is by and among the Company, WRC, and Executive.  The parties hereto entered into a Terms of Long-Term Cash Incentive Award dated as of May 18, 2009 in connection with the execution of the Employment Agreement by and among the Company, WRC, and Executive dated as of May 18, 2009 (the “Employment Agreement”).  Pursuant to Section 7(c) of the accompanying First Amendment to Employment Agreement (the “Amendment,” and collectively with the Employment Agreement, the “Amended Employment Agreement”), the Company, WRC, and Executive hereby agree to the following amended terms and conditions of the long-term cash incentive award provided for therein:

Definitions.  Unless otherwise defined herein, capitalized terms used herein have the definitions given them in the Amended Employment Agreement, except that “Fair Market Value” has the meaning set forth in the WRC 2005 Stock Incentive Plan, as amended.

Grant of Award.  Pursuant to the Amended Employment Agreement, the Company hereby grants to Executive a long-term cash incentive award (the “Award”) based on the value of 100,000 shares of common stock of WRC, vesting and payable only as provided herein and in the Amended Employment Agreement.  Subject to acceleration of vesting, or forfeiture (in whole or in part), on the terms provided herein and the Amended Employment Agreement, this award shall vest in three equal installments, as follows:

•	the value of 33,333.33 shares shall vest on January 1, 2012;

•	the value of 33,333.33 shares shall vest on January 1, 2013; and

•	the value of 33,333.33 shares shall vest on January 1, 2014.

Each of January 1, 2012, January 1, 2013 and January 1, 2014 is a “Vesting Date.”  On each Vesting Date, Executive shall earn and become entitled to be paid a cash payment from the Company equal to the value of 33,333.33 shares of WRC common stock.  The value of the portion of the Award vesting and becoming subject to payment on the Vesting Date or any other applicable date shall be determined based on the mean of the Fair Market Value of a share of WRC common stock for the 20 trading days immediately preceding the Vesting Date or other determination date.

Risk of Forfeiture.  Subject to the exceptions set forth in the Amended Employment Agreement, summarized below, any unvested portion of this Award shall be forfeited if Executive’s employment with the Company terminates prior to the vesting of such Shares.  The risk of forfeiture of any portion of the Award shall lapse upon vesting of such portion of the Award as provided herein.  Notwithstanding the foregoing general rule, vesting of this Award may accelerate in whole or in part, in accordance with the Amended Employment Agreement, as follows:

Under Sections 12(a) and (d) of the Amended Employment Agreement, if Executive suffers a Separation from Service due to termination of Executive’s employment by reason of Executive’s Disability or death, termination by the Company other than for Cause, or termination by Executive for Good Reason, and if the Date of Termination is prior to January 1, 2014, any unvested portion of the Award shall immediately vest and the value thereof shall be determined and become payable on such date.

Under Section 12(e) of the Amended Employment Agreement, if Executive suffers a Separation from Service due to termination of Executive’s employment by reason of Executive’s Retirement or due to a termination of the Employment Agreement by reason of the Executive’s notice of non-renewal as provided in Section 4 thereof, and if such Separation from Service occurs prior to January 1, 2014, Executive shall be entitled to receive the value of the pro rata portion of the annual vesting increment of the Award that would otherwise vest for the full year, if any, in which Separation from Service occurs based on the number of months, including portions thereof, during which Executive was employed during the fiscal year in which he suffered the Separation from Service.

No Rights as a Stockholder.  The value of the Award is determined by reference to the value of WRC common stock to provide for an incentive arrangement tied to the value of the consolidated enterprise toward which Executive is expected to contribute substantially.  But the Award does not represent shares or the right to receive shares of any entity at any time and, to the extent it becomes payable, shall consist only of the obligation of the Company to pay cash to the Executive.  Executive shall not be a shareholder by virtue of the Award and shall have no rights to dividends and no voting rights by virtue of the Award.

Non-Transferability of Award.  Except as otherwise provided for in the Amended Employment Agreement, this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution.  If Executive transfers all or part of this Award pursuant to the previous sentence and if permitted by the Amended Employment Agreement, then the terms of this Award as set forth herein, and the Amended Employment Agreement shall apply to the transferee to the same extent as to the Executive.

Withholding Tax.  The Company’s obligation to pay the Award shall be subject to the satisfaction of all applicable federal, state, and local income and employment tax withholding requirements.

Successors.  This Terms of Long-Term Cash Incentive Award shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted transferees, successors and assigns.

No Fiduciary Relationship.  Notwithstanding any other provision of this Terms of Long-Term Cash Incentive Award, this instrument and action taken pursuant to it shall not be deemed or construed to establish any trust, express or implied, or any fiduciary relationship of any kind

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between or among the Company, any affiliate of the Company, the Executive, any beneficiary or any other persons.

Unfunded Benefit.  This Terms of Long-Term Cash Incentive Award is intended to be unfunded for purposes of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974, as now in effect or as amended from time to time.  The right of the Executive to payments is strictly a right of payment, and this instrument does not grant nor shall it be deemed to grant the Executive or any other person any interest in or right to any of the funds, property, or assets of the Company or any affiliate of the Company, other than as an unsecured general creditor of the Company or any subsidiary.

DATED:  May 10, 2011

Coastal Credit, L.L.C.

By:	/s/ Nina T. White
Name: Nina T. White
Title: Authorized Person

White River Capital, Inc.

By:	/s/ John M. Eggemeyer, III
Name: John M. Eggemeyer, III
Title: Chief Executive Officer

/s/ William E. McKnight
William E. McKnight

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